CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of TSS, Inc. on Forms S-8 (File No. 333-142906, File No. 333-167688, File No. 333-183436 and File No. 333-184956) and on Form S-3 (File No. 333-154174) of our report dated May 20, 2014, relating to our audit of the Statement of Assets Acquired and Liabilities Assumed of The Systems Integration Business of arvato digital services LLC as of May 20, 2013 and the related Statement of Revenues and Direct Expenses for the year ended December 31, 2012, included in this Current Report on Form 8-K/A.

/s/ Elliott Davis, LLC

Greenville, South Carolina

May 20, 2014